Exhibit 5.1

Opinion of Michael S. Krome, P.C.


Dated:  May 21, 2002
Michael S. Krome, P.C.
Attorney-at-Law
8 Teak Court
Lake Grove, New York  11755

Tel.:   (631) 737-8381
Fax:    (631) 737-8382

                                                                May 21, 2002

Precise Life Sciences, Ltd.
1225 East Sunset Drive
Suite 145
Bellingham, Washington,  98226-3529

Dear Sirs:

        You have requested an opinion with respect to certain matters in connection with the filing by Precise Life Sciences, Ltd., (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering 4,297,213 shares of common stock, par value $0.001 per share (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the shares.

        The shares to be issued pursuant to the Form S-8, for salary, consulting fees, expenses and/or combinations of all three, filed are as follows:

Name                            Expense Item                            Amount     Number of Shares
----------------------------    ------------------------------------   --------    ----------------
Holm Investments Ltd.           Biotech Project Expenses               $ 42,500        531,250
Mo Ching Chan                   Travel expenses                        $ 14,866        185,825
Domain Land Holdings Ltd.       Business Advisor                       $ 25,000        312,500
E-Vista Commerce Ltd.           Website Consultant                     $ 25,000        312,500
E-Vista Commerce Ltd            Biotech Project Consultant             $ 30,000        375,000
Joseph Beyrouti                 Business Consultant                    $ 30,000        375,000
Joseph Beyrouti                 Office and Travel expenses             $  9,911        123,888
Joseph Beyrouti                 Loan                                   $  8,500        106,250
Inter Orient Investments Ltd.   Biotech Project expenses               $ 25,000        312,500
Inter Orient Investments Ltd.   Salaries (Reimbursements)              $ 22,000        275,000
J & S Overseas Holdings Ltd.    Business Consultant                    $ 27,500        343,750
J & S Overseas Holdings Ltd.    Salaries (Reimbursements)              $ 15,000        187,500
Y.E.N.N.Asset Management        Biotech Project expenses               $  5,000         62,500
Compte de Sierge
Accomodative Corp.              Business Consultant                    $ 25,000        312,500
Compte de Sierge
Accomodative Corp.              Salaries (Reimbursements)              $  5,000         62,500
Robert Jarva                    Animal Husbandry Advisor               $  5,000         62,500
Erzsebet Kiss                   Animal Husbandry Advisor               $  5,000         62,500
Crownhaven Ltd.                 Animal Husbandry Advisor               $  5,000         62,500
Etelka Mehes                    Animal Husbandry Advisor               $  2,500         31,250
Otione Nemedi                   Animal Husbandry Advisor               $  2,500         31,250
John MacAskill                  Consulting                             $  6,000         75,000
Amazonas Systems
 Fundings Inc.                  Animal Husbandry Advisor               $  7,500         93,750


        In connection with this opinion, we have examined and relied upon the Company's Articles of Incorporation and By-Laws, Minutes of the Meetings of the Board of Directors of the Company as well as the originals and copies, certified to my satisfaction, of such records, documents certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion contained herein. We have assumed the genuineness and authenticity of all documents submitted as originals, the conformity to the originals of all documents submitted to me as copies thereof and the due execution, delivery or filing of documents, where such execution, delivery or filling are a prerequisite to the effectiveness thereof.

        We have also reviewed the previous filings of the Company, and for the purposes of this opinion have relied upon the representations of the Company that it is current in its filings and that the filings are true and accurate representations of the state of the Company when the documents were filed. In addition, it has been represented by the shareholders being issued shares and states in any agreements, that none of the shares are being issued for services in connection with any offer or sale of securities in a capital raising or to directly or indirectly maintain a market for the securities of the Company.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement and the Consulting Agreement, or Retainer Agreement, will be validly issued, fully paid and non-assessable shares of the Common Stock of the Company, and do not need to bear a restrictive legend upon them.

        We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                            Very truly yours,

                                                        /s/ Michael S. Krome
                                                            ----------------
                                                            Michael S. Krome